Registration Statement No.333-285508
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated December 23, 2025 to the Prospectus dated March 25, 2025, the Prospectus Supplement dated March 25, 2025 and the Product Supplement dated March 25, 2025

US$3,503,000
Senior Medium-Term Notes, Series K
Callable Barrier Notes with Contingent Coupons due November 30, 2027
Linked to the Least Performing of the shares of State Street® SPDR® S&P® Regional Banking ETF and the NASDAQ-100 Index® and the shares of VanEck® Gold Miners ETF

•	The notes are designed for investors who are seeking monthly contingent periodic interest payments (as described in more detail below), as well as a return of principal if the notes are redeemed prior to maturity. Investors should be willing to have their notes redeemed prior to maturity, be willing to forego any potential to participate in any increase in the level of the Reference Assets and be willing to lose some or all of their principal at maturity.
•	The notes will pay a Contingent Coupon on each Contingent Coupon Payment Date at the Contingent Interest Rate of 1.375% per month (approximately 16.50% per annum) if the closing level of each of the State Street® SPDR® S&P® Regional Banking ETF, the NASDAQ-100 Index®, and the VanEck® Gold Miners ETF (each, a "Reference Asset" and, collectively, the "Reference Assets") on the applicable monthly Observation Date is greater than or equal to its Coupon Barrier Level. However, if the closing level of any Reference Asset is less than its Coupon Barrier Level on an Observation Date, the notes will not pay the Contingent Coupon for that Observation Date.
•	Beginning on December 28, 2026 , Bank of Montreal may, in its discretion, elect to call the notes in whole, but not in part, on any Observation Date (an "Issuer Call"). If Bank of Montreal elects to call the notes, investors will receive their principal amount plus any Contingent Coupon otherwise due on the Contingent Coupon Payment Date following the Issuer Call (the "Call Settlement Date"). After the notes are redeemed pursuant to an Issuer Call, investors will not receive any additional payments in respect of the notes.
•	The notes do not guarantee any return of principal at maturity. Instead, if the notes are not redeemed pursuant to an Issuer Call, the payment at maturity will be based on the Final Level of each Reference Asset and whether the Final Level of any Reference Asset has declined from its Initial Level to below its Trigger Level on the Valuation Date (a “Trigger Event”), as described below.
•	If the notes are not subject to an Issuer Call and a Trigger Event has occurred, investors will lose 1% of the principal amount for each 1% decrease in the level of the Least Performing Reference Asset (as defined below) from its Initial Level to its Final Level. In such a case, you will receive a cash amount at maturity that is less than the principal amount.
•	Investing in the notes is not equivalent to a hypothetical direct investment in the Reference Assets.
•	The notes will not be listed on any securities exchange.
•	All payments on the notes are subject to the credit risk of Bank of Montreal.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
•	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Terms of the Notes:

Pricing Date:	December 23, 2025	Valuation Date:	November 24, 2027
Settlement Date:	December 29, 2025	Maturity Date:	November 30, 2027

Specific Terms of the Notes:

Callable Number	Reference Assets	Ticker Symbol	Initial Level	Contingent Interest Rate	Coupon Barrier Level*	Trigger Level*	CUSIP	Principal Amount	Price to Public[1]	Agent’s Commission[1]	Proceeds to Bank of Montreal[1]
5805	The shares of State Street® SPDR® S&P® Regional Banking ETF	KRE	$66.67	1.375% per month (approximately 16.50% per annum)	$46.67, 70.00% of its Initial Level	$40.00, 60.00% of its Initial Level	06376JK91	$3,503,000.00	100%	0.375% $13,136.25	99.625% $3,489,863.75
	The NASDAQ-100 Index®	NDX	25,587.83		17,911.48, 70.00% of its Initial Level	15,352.70, 60.00% of its Initial Level
	The shares of VanEck® Gold Miners ETF	GDX	$90.27		$63.19, 70.00% of its Initial Level	$54.16, 60.00% of its Initial Level

1 The total “Agent’s Commission” and “Proceeds to Bank of Montreal” specified above reflect the aggregate amounts at the time Bank of Montreal established its hedge positions on or prior to the Pricing Date, which may have been variable and fluctuated depending on market conditions at such times. Certain dealers who purchased the notes for sale to certain fee-based advisory accounts may have foregone some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts was between $996.25 and $1,000 per $1,000 in principal amount. We or one of our affiliates will also pay a referral fee to certain dealers of up to 0.35% of the principal amount in connection with the distribution of the notes.

* Rounded to two decimal places.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 hereof, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-6 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this document, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date hereof, based on the terms set forth above, the estimated initial value of the notes is $984.65 per $1,000 in principal amount. However, as discussed in more detail below, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Reference Assets:	The shares of State Street® SPDR® S&P® Regional Banking ETF (ticker symbol "KRE") and the NASDAQ-100 Index® (ticker symbol "NDX") and the shares of VanEck® Gold Miners ETF (ticker symbol "GDX"). See "The Reference Assets" below for additional information.

Underlying Index:	With respect to the State Street® SPDR® S&P® Regional Banking ETF, the S&P® Regional Banks Select Industry Index, and with respect to the VanEck® Gold Miners ETF, the MarketVector Global Gold Miners Index.

Contingent Coupons:	If the closing level of each Reference Asset on an Observation Date is greater than or equal to its Coupon Barrier Level, a Contingent Coupon will be paid on the corresponding Contingent Coupon Payment Date at the Contingent Interest Rate, subject to the Issuer Call feature.

Contingent Interest Rate:	1.375% per month (approximately 16.50% per annum), if payable. Accordingly, each Contingent Coupon, if payable, will equal $13.75 for each $1,000 in principal amount.

Observation Dates:[1]	Three trading days prior to each scheduled Contingent Coupon Payment Date.

Contingent Coupon Payment Dates:[1]	Interest, if payable, will be paid on the last business day of each month, beginning on January 30, 2026 and ending on the Maturity Date, subject to the Issuer Call feature.

Issuer Call:	Beginning on December 28, 2026, Bank of Montreal may, in its discretion, elect to call the notes in whole, but not in part, on any Observation Date. After the notes are redeemed pursuant to the Issuer Call, investors will not receive any additional payments in respect of the notes. If Bank of Montreal elects to call the notes, the Bank of Montreal will deliver notice to the trustee on or before the applicable Observation Date.

Payment upon Issuer Call:	If Bank of Montreal elects to call the notes, investors will receive their principal amount plus any Contingent Coupon otherwise due on the Call Settlement Date.

Call Settlement Date:[1]	If Bank of Montreal elects to call the notes, the Contingent Coupon Payment Date immediately following the relevant Observation Date.

Payment at Maturity:

If the notes are not subject to an Issuer Call, the payment at maturity for the notes is based on the performance of the Reference Assets.

You will receive $1,000 for each $1,000 in principal amount of the note, unless a Trigger Event has occurred.

If a Trigger Event has occurred, you will receive at maturity, for each $1,000 in principal amount of your notes, a cash amount equal to:

$1,000 + [$1,000 x Percentage Change of the Least Performing Reference Asset]

This amount will be less than the principal amount of your notes, and may be zero.

You will also receive the final Contingent Coupon, if payable.

Trigger Event:[2]	A Trigger Event will be deemed to occur if the Final Level of any Reference Asset is less than its Trigger Level on the Valuation Date.

Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change.

Percentage Change:	With respect to each Reference Asset, the quotient, expressed as a percentage, of the following formula: (Final Level - Initial Level) Initial Level

Initial Level:[2]	As set forth on the cover hereof.

Coupon Barrier Level:[2]	$63.19 with respect to GDX, 17,911.48 with respect to NDX and $46.67 with respect to KRE, each of which is 70.00% of the respective Initial Level (rounded to two decimal places).

Trigger Level:[2]	$54.16 with respect to GDX, 15,352.70 with respect to NDX and $40.00 with respect to KRE, each of which is 60.00% of the respective Initial Level (rounded to two decimal places).

Final Level:	With respect to each Reference Asset, the closing level of that Reference Asset on the Valuation Date.

Pricing Date:	December 23, 2025

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Settlement Date:	December 29, 2025

Valuation Date:[1]	November 24, 2027

Maturity Date:[1]	November 30, 2027

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

1 Subject to the occurrence of a market disruption event, as described in the accompanying product supplement.

2 As determined by the calculation agent and subject to adjustment in certain circumstances. See “General Terms of the Notes — Anti-dilution Adjustments to a Reference Asset that is an Equity Security (Including Any ETF)” and “— Adjustments to a Reference Asset that Is an ETF” in the product supplement with respect to the State Street® SPDR® S&P® Regional Banking ETF and the VanEck® Gold Miners ETF and "General Terms of the Notes - Adjustments to a Reference Asset that is an Index" in the product supplement with respect to the NASDAQ-100 Index® for additional information.

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Additional Terms of the Notes

You should read this document together with the product supplement dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025. This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in Additional Risk Factors Relating to the Notes in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement dated March 25, 2025:
https://www.sec.gov/Archives/edgar/data/927971/000121465925004743/b324250424b2.htm

Prospectus supplement dated March 25, 2025 and prospectus dated March 25, 2025:
https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this document, "we", "us" or "our" refers to Bank of Montreal.

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Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Assets. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

Risks Related to the Structure or Features of the Notes

•	Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. If the notes are not subject to an Issuer Call, the payment at maturity will be based on the Final Level of each Reference Asset and whether a Trigger Event has occurred. If the Final Level of any Reference Asset is less than its Trigger Level, a Trigger Event will occur, and you will lose 1% of the principal amount for each 1% that the Final Level of the Least Performing Reference Asset is less than its Initial Level. In such a case, you will receive at maturity a cash payment that is less than the principal amount of the notes and may be zero. Accordingly, you could lose your entire investment in the notes.
•	You may not receive any Contingent Coupons with respect to your notes. — We will not necessarily make periodic interest payments on the notes. If the closing level of any Reference Asset on an Observation Date is less than its Coupon Barrier Level, we will not pay you the Contingent Coupon applicable to that Observation Date. If the closing level of a Reference Asset is less than its Coupon Barrier Level on each of the Observation Dates, we will not pay you any Contingent Coupons during the term of the notes, and you will not receive a positive return on the notes. Generally, this non-payment of any Contingent Coupons will coincide with a greater risk of principal loss on your notes.
•	We may elect to call the notes, and the notes are subject to reinvestment risk. — We may elect to call the notes at our discretion prior to the Maturity Date. If we elect to call your notes early, you will not receive any additional Contingent Coupons on the notes, and you may not be able to reinvest your proceeds in an investment with returns that are comparable to the notes. Further, our right to call the notes may also adversely impact your ability to sell your notes in the secondary market. It is more likely that we will elect to call the notes prior to maturity when the expected amounts payable on the notes are greater than the amount that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. The greater likelihood of us calling the notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called notes in an equivalent investment with similar potential returns. To the extent you are able to reinvest such proceeds in an investment comparable to the notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. We are less likely to call the notes prior to maturity when the expected amounts payable on the notes are less than the amounts that would be payable on other comparable instruments issued by us, which includes when a Reference Asset is performing unfavorably to you. Therefore, the notes are more likely to remain outstanding when the expected amount payable on the notes is less than what would be payable on other comparable instruments and when your risk of not receiving any positive return on your initial investment is relatively higher.
•	Your return on the notes is limited to the Contingent Coupons, if any, regardless of any increase in the level of any Reference Asset. — You will not receive a payment at maturity with a value greater than your principal amount plus the final Contingent Coupon, if payable. In addition, if the notes are subject to an Issuer Call, you will not receive a payment greater than the principal amount plus any applicable Contingent Coupon. Accordingly, your maximum return on the applicable notes is limited to the potential return represented by the Contingent Coupons.
•	Whether you receive any Contingent Coupons and your payment at maturity may be determined solely by reference to the least performing Reference Asset, even if any other Reference Assets perform better. - We will only make each Contingent Coupon payment on the notes if the closing level of each Reference Asset on the applicable Observation Date exceeds the applicable Coupon Barrier, even if the levels of any other Reference Assets have increased significantly. Similarly, if a Trigger Event occurs with respect to any Reference Asset and the Final Level of any Reference Asset is less than its Initial Level, your payment at maturity will be determined by reference to the performance of the Least Performing Reference Asset. Even if the levels of any other Reference Assets have increased over the term of the notes, or have experienced a decline that is less than that of the Least Performing Reference Asset, your return at maturity will only be determined by reference to the performance of the Least Performing Reference Asset if a Trigger Event occurs.
•	The payments on the notes will be determined by reference to each Reference Asset individually, not to a basket, and the payments on the notes will be based on the performance of the least performing Reference Asset. — Whether each Contingent Coupon is payable, and the payment at maturity if a Trigger Event occurs, will be determined only by reference to the performance of the least performing Reference Asset as of the applicable Observation Date and/or Valuation Date, regardless of the performance of any other Reference Assets. The notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, a decrease of the level of one basket component could be mitigated by the increase of the level of the other basket components, as scaled by the weighting of that basket component. However, in the case of the notes, the individual performance of each Reference Asset will not be combined, and the performance of one Reference Asset will not be mitigated by any positive performance of any other Reference Assets. Instead, your receipt of Contingent Coupon payments on the notes will depend on the level of each Reference Asset on each Observation Date, and your return at maturity will depend solely on the Final Level of the Least Performing Reference Asset if a Trigger Event occurs.
•	Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. — The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. The notes do not provide for fixed interest payments and you may not receive any Contingent Coupons over the term of the notes. Even if you do receive one or more Contingent Coupons and your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of ours with the same maturity or if you invested directly in the Reference Assets. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money

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•	A higher Contingent Interest Rate or lower Trigger Levels or Coupon Barrier Levels may reflect greater expected volatility of the Reference Assets, and greater expected volatility generally indicates an increased risk of loss at maturity. — The economic terms for the notes, including the Contingent Interest Rate, Coupon Barrier Levels and Trigger Levels, are based, in part, on the expected volatility of the Reference Assets at the time the terms of the notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of a Reference Asset. The greater the expected volatility of the Reference Assets as of the Pricing Date, the greater the expectation is as of that date that the closing level of a Reference Asset could be less than its Coupon Barrier Level on any Observation Date and that a Trigger Event could occur and, as a consequence, indicates an increased risk of not receiving a Contingent Coupon and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher Contingent Interest Rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower Trigger Levels and/or Coupon Barrier Levels than those terms on otherwise comparable securities. Therefore, a relatively higher Contingent Interest Rate may indicate an increased risk of loss. Further, relatively lower Trigger Levels and/or Coupon Barriers may not necessarily indicate that the notes have a greater likelihood of a return of principal at maturity and/or paying Contingent Coupons. You should be willing to accept the downside market risk of the Reference Assets and the potential to lose a significant portion or all of your initial investment.

Risks Related to the Reference Assets

•	Owning the notes is not the same as owning shares of any Reference Assets, making a hypothetical direct investment in any Reference Assets or owning a security directly linked to the Reference Assets. — The return on your notes will not reflect the return you would realize if you actually owned shares of any Reference Assets, made a hypothetical direct investment in any Reference Assets or the underlying securities of any Reference Assets, or owned a security directly linked to the performance of the Reference Assets or the underlying securities of the Reference Assets and held that investment for a similar period. Your notes may trade quite differently from the Reference Assets. Changes in the level of a Reference Asset may not result in comparable changes in the market value of your notes. Even if the levels of the Reference Assets increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the levels of the Reference Assets increase. In addition, any dividends or other distributions paid on a Reference Asset will not be reflected in the amount payable on the notes.
•	You will not have any shareholder rights and will have no right to receive any shares of any Reference Asset (or any company included in a Reference Asset) at maturity. — Investing in your notes will not make you a holder of any shares of any Reference Asset or any securities held by or included in the Reference Assets. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to any Reference Asset or such underlying securities.
•	No delivery of shares of the Reference Assets. — The notes will be payable only in cash. You should not invest in the notes if you seek to have the shares of a Reference Asset delivered to you at maturity.
•	Changes that affect an Underlying Index will affect the market value of the notes and the amount you will receive at maturity. — With respect to a Reference Asset that is an ETF, the policies of the applicable index sponsor concerning the calculation of the applicable Underlying Index, additions, deletions or substitutions of the components of the applicable Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Reference Asset and, therefore, could affect the share price of the Reference Asset, the amounts payable on the notes and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if the applicable index sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Underlying Index, or if the applicable index sponsor discontinues or suspends the calculation or publication of the applicable Underlying Index.
•	We have no affiliation with any index sponsor and will not be responsible for any index sponsor's actions. — The sponsors of any Reference Asset or Underlying Index, as applicable, are not our affiliates and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of any index sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsors have no obligation of any sort with respect to the notes. Thus, the index sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to any index sponsor of any Reference Asset or any Underlying Index.
•	Adjustments to a Reference Asset that is an ETF could adversely affect the notes. — The sponsor and advisor of each ETF Reference Asset is responsible for calculating and maintaining that Reference Asset. The sponsor and advisor of each ETF Reference Asset can add, delete or substitute the stocks comprising that Reference Asset or make other methodological changes that could change the share price of the applicable Reference Asset at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.
•	Changes that affect a Reference Asset that is an index could adversely affect the notes. — The policies of the sponsor of each index Reference Asset with respect to the applicable Reference Asset concerning the calculation of the applicable Reference Asset, additions, deletions or substitutions of the components of the applicable Reference Asset and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Reference Asset and, therefore, could affect the level of the applicable Reference Asset, the amount payable on the notes at maturity and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if an index sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Reference Asset, or if an index sponsor discontinues or suspends the calculation or publication of the applicable Reference Asset. If an index sponsor discontinues publication of a Reference Asset, the calculation agent may select a successor index (and make any corresponding adjustments to the applicable Initial Level, Coupon Barrier Level and Trigger Level) which will be used as a substitute for the relevant Reference Asset for all purposes with respect to the notes.
•	We and our affiliates do not have any affiliation with any applicable investment advisor or any Reference Asset Issuer and are not responsible for their public disclosure of information. — The investment advisor of each ETF Reference Asset advises the issuer of the applicable Reference Asset (each, a “Reference Asset Issuer” and, collectively, the “Reference Asset Issuers”) on various matters, including matters relating to the policies, maintenance and calculation of the applicable Reference Asset. We and our affiliates are not affiliated with the investment advisor of any Reference Asset or any Reference Asset Issuer in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding the methods or policies relating to a Reference Asset. No investment advisor of a Reference Asset nor any Reference Asset Issuer is involved in the offerings of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to a Reference Asset that might affect the value of the notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about any investment advisor or any Reference Asset Issuer contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into any Reference Asset Issuers.
•	The correlation between the performance of an ETF Reference Asset and the performance of the applicable Underlying Index may be imperfect. — The performance of each ETF Reference Asset is linked principally to the performance of the applicable Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on an ETF Reference Asset may correlate imperfectly with the return on the applicable Underlying Index.

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•	Any Reference Asset that is an ETF is subject to management risks. — Any Reference Asset that is an ETF is subject to management risk, which is the risk that the applicable investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the applicable investment advisor may invest a portion of a Reference Asset Issuer’s assets in securities not included in the relevant industry or sector but which the applicable investment advisor believes will help the applicable Reference Asset track the relevant industry or sector.
•	You must rely on your own evaluation of the merits of an investment linked to the Reference Assets. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the levels of the Reference Assets or the prices of the securities held by or included in the Reference Assets. One or more of our affiliates have published, and in the future may publish, research reports that express views on the Reference Assets or these securities. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the Reference Assets at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the Reference Assets from multiple sources, and you should not rely on the views expressed by our affiliates. Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

Risks Relating to the State Street® SPDR® S&P® Regional Banking ETF

•	An investment in the notes is subject to risks associated with concentration in the banking industry. All or substantially all of the equity securities held by the State Street® SPDR® S&P® Regional Banking ETF are issued by companies in the banking industry. As a result, the stocks that will determine the performance of the State Street® SPDR® S&P® Regional Banking ETF are concentrated in one sector, and an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the banking industry. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
The stock prices of banking companies may be affected by extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments banking companies can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact banking companies. Banks may also be subject to severe price competition. Competition among banking companies is high and failure to maintain or increase market share may result in lost market share. In addition, changes in governmental regulation and oversight of financial institutions such as banks and broker-dealers may have an adverse effect on the financial condition of a financial institution and changes in the creditworthiness of financial institutions may adversely affect the values of instruments of issuers in financial industries. These factors could adversely affect the banking industry and could adversely affect the value of the equity securities held by the State Street® SPDR® S&P® Regional Banking ETF and, therefore, the market price of the State Street® SPDR® S&P® Regional Banking ETF and the value of the notes.

Risks Relating to the NASDAQ-100 Index®

•	An investment in the notes is subject to risks associated with foreign securities markets. — The NASDAQ-100 Index® tracks the value of certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the NASDAQ-100 Index® may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Risks Relating to VanEck Vectors® Gold Miners ETF

•	The VanEck® Gold Miners ETF, and therefore an investment in the notes, is subject to foreign currency exchange rate risk. — The share price of the VanEck® Gold Miners ETF will fluctuate based upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the VanEck® Gold Miners ETF are traded. Accordingly, investors in the notes will be exposed to currency exchange rate risk with respect to each of these currencies. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the VanEck® Gold Miners ETF will be adversely affected and the price of its shares may decrease.

•	An investment in the notes is subject to risks associated with foreign securities markets. — The Underlying Index of the VanEck® Gold Miners ETF tracks the value of certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the Underlying Index of the VanEck® Gold Miners ETF may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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•	An investment in the notes is subject to risks associated with emerging markets. — The Underlying Index of the VanEck® Gold Miners ETF consists of stocks issued by companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
The shares tracked by the Underlying Index of the VanEck® Gold Miners ETF may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the levels of the of the VanEck® Gold Miners ETF, which could, in turn, adversely affect the value of, and amount payable on, the notes.
•	An investment in the notes is subject to risks associated with concentration in the gold and silver mining industries. — All or substantially all of the equity securities held by the VanEck® Gold Miners ETF are issued by gold or silver mining companies. An investment in the notes will be exposed to risks in the gold and silver mining industries. As a result of being linked to a single industry or sector, the notes may have increased volatility as the share price of the VanEck® Gold Miners ETF may be more susceptible to adverse factors that affect that industry or sector. Competitive pressures may have a significant effect on the financial condition of companies in these industries.
In addition, these companies are highly dependent on the price of gold or silver, as applicable. These prices fluctuate widely and may be affected by numerous factors. Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries.
•	Relationship to gold and silver bullion. — The VanEck® Gold Miners ETF invests in shares of gold and silver mining companies, but not in gold bullion or silver bullion. The VanEck® Gold Miners ETF may under- or over-perform gold bullion and/or silver bullion over the term of the notes.
•	The VanEck® Gold Miners ETF has recently transitioned to tracking a new underlying index, which could adversely affect its performance. — Prior to September 19, 2025, the VanEck® Gold Miners ETF sought to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index. After market close on September 19, 2025, the VanEck® Gold Miners ETF’s benchmark index became the MarketVector Global Gold Miners Index. The MarketVector Global Gold Miners Index differs from the NYSE Arca Gold Miners Index in important ways, including use of different market capitalization criteria for inclusion in the index and different weighting schemes, and the composition of the VanEck® Gold Miners ETF has changed as a result of this transition.
When evaluating the historical performance of the VanEck® Gold Miners ETF, you should bear in mind that the index tracked by the VanEck® Gold Miners ETF before market close on September 19, 2025 is different from the index that the VanEck® Gold Miners ETF tracks currently. The historical performance of the VanEck® Gold Miners ETF might have been meaningfully different (positive or negative) had the VanEck® Gold Miners ETF tracked the MarketVector Global Gold Miners Index before market close on September 19, 2025.
We cannot predict what effect these changes may have on the performance of the VanEck® Gold Miners ETF. It is possible that these changes could adversely affect the performance of the VanEck® Gold Miners ETF and, in turn, your return on the notes.

General Risk Factors

•	Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay any amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
•	Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of any Reference Asset that is an ETF or the securities held by or included in a Reference Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Reference Assets and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Assets. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.
•	Our initial estimated value of the notes is lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes exceeds our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include any underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.

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•	Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date hereof is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Reference Assets, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth herein and in the product supplement. These changes are likely to impact the price, if any, at which we BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.
•	The terms of the notes were not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.
•	Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of any underwriting discount and selling concessions, and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the Maturity Date could result in a substantial loss to you.
•	Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.
•	Hedging and trading activities. — We or any of our affiliates have carried out or may carry out hedging activities related to the notes, including purchasing or selling shares of any Reference Assets that are ETFs or securities held by or included in the Reference Assets, futures or options relating to the Reference Assets or securities held by or included in the Reference Assets or other derivative instruments with returns linked or related to changes in the performance on the Reference Assets or securities held by or included in the Reference Assets. We or our affiliates may also trade in any Reference Assets that are ETFs, such securities, or instruments related to the Reference Assets or such securities from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect the payments on the notes.
•	Many economic and market factors will influence the value of the notes. — In addition to the levels of the Reference Assets and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.
•	Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described herein.
The Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.
Please read carefully the section entitled "U.S. Federal Tax Information" herein, the section entitled "Supplemental Tax Considerations–Supplemental U.S. Federal Income Tax Considerations" in the accompanying product supplement, the section entitled "United States Federal Income Taxation" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes

The following table illustrates the hypothetical payments on a note at maturity, assuming that the notes are not subject to an Issuer Call. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100.00, a hypothetical Trigger Level of 60.00 (60.00% of the hypothetical Initial Level), a range of hypothetical Final Levels and the effect on the payment at maturity .

The hypothetical examples shown below are intended to help you understand the terms of the notes. If the notes are not subject to an Issuer Call, the actual cash amount that you will receive at maturity will depend upon the Final Level of the Least Performing Reference Asset. If the notes are subject to an Issuer Call prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, the principal amount plus any applicable Contingent Coupon.

As discussed in more detail above, your total return on the notes will also depend on the number of Contingent Coupon Dates on which the Contingent Coupon is payable. It is possible that the only payments on your notes will be the payment, if any, due at maturity. The payment at maturity will not exceed the principal amount, and may be significantly less.

Hypothetical Final Level of the Least Performing Reference Asset	Hypothetical Final Level of the Least Performing Reference Asset Expressed as a Percentage of its Initial Level	Payment at Maturity (Excluding Coupons)
200.00	200.00%	$1,000.00
180.00	180.00%	$1,000.00
160.00	160.00%	$1,000.00
140.00	140.00%	$1,000.00
120.00	120.00%	$1,000.00
100.00	100.00%	$1,000.00
90.00	90.00%	$1,000.00
80.00	80.00%	$1,000.00
70.00	70.00%	$1,000.00
60.00	60.00%	$1,000.00
59.99	59.99%	$599.90
40.00	40.00%	$400.00
20.00	20.00%	$200.00
0.00	0.00%	$0.00

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U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid contingent income-bearing derivative contract for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as pre-paid contingent income-bearing derivative contracts in respect of the Reference Assets for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion in the accompanying product supplement under "Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Notes Treated as Investment Units Consisting of a Debt Portion and a Put Option, as Pre-Paid Contingent Income-Bearing Derivative Contracts, or as Pre-Paid Derivative Contracts—Notes Treated as Pre-Paid Contingent Income-Bearing Derivative Contracts," which applies to the notes.

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Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover hereof. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or each additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will receive a commission from BMOCM, which will not exceed the commission set forth on the cover page. We or one of our affiliates will also pay a referral fee to certain dealers of up to 0.350% of the principal amount in connection with the distribution of the notes.

Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be less than 100% of the principal amount, as set forth on the cover page of this document. Investors that hold their notes in these accounts may be charged fees by the investment advisor or manager of that account based on the amount of assets held in those accounts, including the notes.

We will deliver the notes on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Reference Assets or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) any underwriting discount and the selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

The notes and the related offer to purchase notes and sale of notes under the terms and conditions provided herein do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these notes.

British Virgin Islands. The notes have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This pricing supplement and the related documents shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Cayman Islands. Pursuant to the Companies Law (as amended) of the Cayman Islands, no invitation may be made to the public in the Cayman Islands to subscribe for the notes by or on behalf of the issuer unless at the time of such invitation the issuer is listed on the Cayman Islands Stock Exchange. The issuer is not presently listed on the Cayman Islands Stock Exchange and, accordingly, no invitation to the public in the Cayman Islands is to be made by the issuer (or by any dealer on its behalf). No such invitation is made to the public in the Cayman Islands hereby.

Dominican Republic. Nothing in this pricing supplement constitutes an offer of securities for sale in the Dominican Republic. The notes have not been, and will not be, registered with the Superintendence of Securities Market of the Dominican Republic (Superintendencia del Mercado de Valores), under Dominican Securities Market Law No. 249-17 (“Securities Law 249-17”), and the notes may not be offered or sold within the Dominican Republic or to, or for the account or benefit of, Dominican persons (as defined under Securities Law 249-17 and its regulations). Failure to comply with these directives may result in a violation of Securities Law 249-17 and its regulations.

Israel. This pricing supplement is intended solely for investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended. A prospectus has not been prepared or filed, and will not be prepared or filed, in Israel relating to the notes offered hereunder. The notes cannot be resold in Israel other than to investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended.

No action will be taken in Israel that would permit an offering of the notes or the distribution of any offering document or any other material to the public in Israel. In particular, no offering document or other material has been reviewed or approved by the Israel Securities Authority. Any material provided to an offeree in Israel may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been provided directly by us or the selling agents.

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Nothing in this pricing supplement or any other offering material relating to the notes, should be considered as the rendering of a recommendation or advice, including investment advice or investment marketing under the Law For Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management, 1995, to purchase any note. The purchase of any note will be based on an investor’s own understanding, for the investor’s own benefit and for the investor’s own account and not with the aim or intention of distributing or offering to other parties. In purchasing the notes, each investor declares that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the notes, without relying on any of the materials provided.

Mexico. The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the related documents may not be publicly distributed in Mexico. The notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Switzerland. This pricing supplement is not intended to constitute an offer or solicitation to purchase or invest in any notes. Neither this pricing supplement nor any other offering or marketing material relating to the notes constitutes a prospectus compliant with the requirements of articles 35 et seq. of the Swiss Financial Services Act ("FinSA")) for a public offering of the notes in Switzerland and no such prospectus has been or will be prepared for or in connection with the offering of the notes in Switzerland.

Neither this pricing supplement nor any other offering or marketing material relating to the notes has been or will be filed with or approved by a Swiss review body (Prüfstelle). No application has been or is intended to be made to admit the notes to trading on any trading venue (SIX Swiss Exchange or on any other exchange or any multilateral trading facility) in Switzerland. Neither this pricing supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of FinSA except (i) in any circumstances falling within the exemptions to prepare a prospectus listed in article 36 para. 1 FinSA or (ii) where such offer does not qualify as a public offer in Switzerland, provided always that no offer of notes shall require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect to such offer and that such offer shall comply with the additional restrictions set out below (if applicable). The Issuer has not authorised and does not authorise any offer of notes which would require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect of such offer. For purposes of this provision "public offer" shall have the meaning as such term is understood pursuant to article 3 lit. g and h FinSA and the Swiss Financial Services Ordinance ("FinSO").

The notes do not constitute participations in a collective investment scheme within the meaning of the Swiss Collective Investment Schemes Act. They are not subject to the approval of, or supervision by, the Swiss Financial Market Supervisory Authority ("FINMA"), and investors in the notes will not benefit from protection under CISA or supervision by FINMA.

Prohibition of Offer to Private Clients in Switzerland - No Key Information Document pursuant to article 58 FinSA (Basisinformationsblatt für Finanzinstrumente) or equivalent document under foreign law pursuant to article 59 para. 2 FinSA has been or will be prepared in relation to the notes. Therefore, the following additional restriction applies: Notes qualifying as "debt securities with a derivative character" pursuant to article 86 para. 2 FinSO may not be offered within the meaning of article 58 para. 1 FinSA, and neither this pricing supplement nor any other offering or marketing material relating to such notes may be made available, to any retail client (Privatkunde) within the meaning of FinSA in Switzerland.

The notes may also be sold in the following jurisdictions, provided, in each case, any sales are made in accordance with all applicable laws in such jurisdiction:

•	Barbados
•	Bermuda

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Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes on the date hereof that is set forth on the cover hereof, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and
•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the Pricing Date was determined based on the market conditions on the Pricing Date.

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The Reference Assets

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with any Reference Asset Issuer or any sponsor of any Reference Asset or Underlying Index and no Reference Asset Issuer or any sponsor of any Reference Asset or Underlying Index will have any obligations with respect to the notes. This document relates only to the notes and does not relate to the Reference Assets, shares of the Reference Assets or any securities included in the Underlying Index or Reference Assets. Neither we nor any of our affiliates participates in the preparation of the publicly available documents described below. Neither we nor any of our affiliates has made any due diligence inquiry with respect to the Reference Assets in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described below and that would affect the trading levels of the Reference Assets, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Reference Assets could affect the levels of the Reference Assets and therefore could affect the payments on the notes. The information below regarding any Reference Asset or any Underlying Index reflects the policies of, and is subject to change by, the applicable sponsors. The sponsors of an index, including any Reference Asset or Underlying Index, are under no obligation to continue to publish, and may discontinue publication of, the index. Neither we nor BMO Capital Markets Corp. accepts any responsibility for the calculation, maintenance or publication of any index referred to herein.

Information provided to or filed with the SEC under the Exchange Act and the Investment Company Act of 1940 relating to any Reference Asset that is an ETF may be obtained through the SEC’s website at http://www.sec.gov.

We encourage you to review recent levels of the Reference Assets prior to making an investment decision with respect to the notes.

The State Street® SPDR® S&P® Regional Banking ETF (“KRE”)

The State Street® SPDR® S&P® Regional Banking ETF is an investment portfolio maintained and managed by SSGA Funds Management, Inc. The SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the State Street® SPDR® S&P® Regional Banking ETF. The State Street® SPDR® S&P® Regional Banking ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Regional Banks Select Industry Index. Information about the State Street® SPDR® S&P® Regional Banking ETF filed with the SEC can be found by reference to its SEC file numbers: 333-57793 and 811-08839 or its CIK Code: 0001064642. Shares of the State Street® SPDR® S&P® Regional Banking ETF are listed on the NYSE Arca under ticker symbol "KRE".

The S&P® Regional Banks Select Industry Index

All information in this document regarding the S&P® Regional Banks Select Industry Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC ("S&P"), a division of S&P Global. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. The S&P® Regional Banks Select Industry Index is maintained and published by S&P. S&P has no obligation to continue to publish, and may discontinue the publication of, the S&P® Regional Banks Select Industry Index.

The S&P® Regional Banks Select Industry Index is a modified equal-weighted index that is designed to measure the performance of the banking sub-industry portion of the S&P Total Market Index ("S&P TMI"). The S&P TMI includes all U.S. common equities listed on the New York Stock Exchange, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA, Cboe EDGX or Investors Exchange (IEX).

Eligible Constituents

In addition to being included in the S&P TMI and one of the relevant Global Industry Classification Standard ("GICS") sub-industries, a stock must meet market capitalization and liquidity requirements to be included in the S&P® Regional Banks Select Industry Index. Specifically, companies must satisfy one of the three following combined size and liquidity criteria:

•	float-adjusted market capitalization above $500 million and float-adjusted liquidity ratio above 90%;
•	float-adjusted market capitalization above $400 million and float-adjusted liquidity ratio above 150%; or
•	for current constituents only, float adjusted market capitalization above US$300 million and float-adjusted liquidity ratio greater than or equal to 50%.

All U.S. companies satisfying these requirements are included in the S&P® Regional Banks Select Industry Index. The total number of companies in the S&P® Regional Banks Select Industry Index should be at least 35. If there are fewer than 35 stocks, stocks from a supplementary list of highly correlated sub-industries that meet the market capitalization and liquidity thresholds above are included in order of their float-adjusted market capitalization to reach 35 constituents. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in the S&P® Regional Banks Select Industry Index as of each rebalancing effective date.

At the discretion of S&P, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in the S&P® Regional Banks Select Industry Index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the S&P® Regional Banks Select Industry Index.

Eligible Constituents

The S&P® Regional Banks Select Industry Index is calculated by a divisor methodology and uses an adjusted equal-weighting methodology to weight constituent companies.

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The initial divisor is set to have a base index value of 1000 on December 17, 1999. The index value is simply the index market value divided by the index divisor, and, in order to maintain index continuity, the divisor is adjusted at each rebalancing and for certain corporate actions. All index divisor adjustments are made after the close of trading based on closing prices.

The weight for each constituent is subject to a hard cap of 4.5% as well as a liquidity cap, where the excess weight is distributed proportionately among the remaining index constituents. As stock prices move, the weights will shift and the modified weights will change, thus requiring rebalancing from time to time to re-establish the proper weighting. Index membership is reviewed quarterly, and rebalancings occur after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month. At each quarterly rebalancing, companies are initially equally-weighted using closing prices as of the second Friday of the last month of the quarter. The liquidity cap is then applied, followed by the hard cap of 4.5%. Applying the caps and redistributing the excess weight among the remaining index constituents is an iterative process, and as a result, the redistribution of excess weight following the application of the hard cap may cause a stock to exceed the weight limit imposed by the liquidity cap. In such cases, no further adjustments will be made.

Companies are added between rebalancings only if a deletion in the S&P® Regional Banks Select Industry Index causes the number of constituents in the index to fall below 22. In those cases, each company deletion is accompanied by a company addition. The weight of the new company in the S&P® Regional Banks Select Industry Index will be the weight that the deleted company had before being removed. In the case of mergers involving at least one index constituent, the merged company will remain in the S&P® Regional Banks Select Industry Index if it meets all of the eligibility requirements. The merged company will retain the weight the pre-merger company had as a constituent. If both companies involved in a merger are index constituents prior to the merger, the merged company will be added at the weight of the company deemed to be the acquirer in the merger. In the case of spin-offs, the S&P® Regional Banks Select Industry Index will follow the S&P TMI’s treatment of the action. If the S&P TMI treats the pre- and post-spun company as a deletion/addition action, using the stock’s when-issued price, the S&P® Regional Banks Select Industry Index will also treat the spin-off in the same way. A company is deleted from S&P® Regional Banks Select Industry Index if the S&P TMI drops the company. If a company’s GICS classification changes so that the company no longer belongs to one of the applicable qualifying sub-industries after the classification change, the company is removed from the S&P® Regional Banks Select Industry Index at the next rebalancing.

The NASDAQ-100 Index® (“NDX”)

The NASDAQ-100 Index® is a modified market capitalization-weighted index of 100 of the largest stocks of both U.S. and non-U.S. non-financial companies listed on The NASDAQ Stock Market based on market capitalization. It does not contain securities of financial companies, including investment companies. The NASDAQ-100 Index® which includes companies across a variety of major industry groups, was launched on January 31, 1985, with a base index value of 250.00. On January 1, 1994, the base index value was reset to 125.00. The NASDAQ-100 Index® composition is reviewed on an annual basis in December. Nasdaq, Inc. publishes the NASDAQ-100 Index®. Current information regarding the market value of the Nasdaq-100 Index® is available from Nasdaq, Inc. as well as numerous market information services.

The share weights of the component securities of the Nasdaq-100 Index® at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock’s influence on the level of the NASDAQ-100 Index® is directly proportional to the value of its share weight.

Index Calculation

At any moment in time, the level of the NASDAQ-100 Index® equals the aggregate value of the then-current share weights of each of the component securities, which are based on the total shares outstanding of each such component security, multiplied by each such security’s respective last sale price on The NASDAQ Stock Market (which may be the official closing price published by The NASDAQ Stock Market), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported level of the NASDAQ-100 Index®. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude, which is more desirable for reporting purposes.

Underlying Stock Eligibility Criteria and Annual Ranking Review

Initial Eligibility Criteria

To be eligible for initial inclusion in the NASDAQ-100 Index®, a security must be listed on The NASDAQ Stock Market and meet the following criteria:

•	the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market;
•	the security must be issued by a non-financial company (any industry other than financials) according to the Industry Classification Benchmark (ICB);
•	the security may not be issued by an issuer currently in bankruptcy proceedings;
•	the security must generally be a common stocks, ordinary shares, American Depositary Receipts (ADRs), or tracking stock (closed-end funds, convertible debentures, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interests, warrants, units and other derivative securities are not included in the NASDAQ-100 Index®, nor are the securities of investment companies). Companies organized as Real Estate Investment Trusts (“REITs”) are not eligible for index inclusion. If the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the "issuer" are references to the underlying security and the total shares outstanding (“TSO”) is the actual depositary shares outstanding as reported by the depositary banks;
•	the security must have a three-month average daily trading volume of at least 200,000 shares;
•	if the security is issued by an issuer organized under the laws of a jurisdiction outside the United States, it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States;
•	the issuer of the security may not have entered into a definitive agreement or other arrangement that would make it ineligible for index inclusion and where the transaction is imminent as determined by the Index Management Committee;

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•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and
•	the issuer of the security must have “seasoned” on the NASDAQ Stock Market or another recognized market (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months, excluding the first month of initial listing).

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the NASDAQ-100 Index® the following criteria apply:

•	the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market;
•	the security must be issued by a non-financial company;
•	the security may not be issued by an issuer currently in bankruptcy proceedings;
•	the security must have an average daily trading volume of at least 200,000 shares in the previous three-month trading period as measured annually during the ranking review process described below;
•	if the issuer of the security is organized under the laws of a jurisdiction outside the United States, then such security must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States, as measured annually during the ranking review process;
•	the issuer of the security may not have entered into a definitive agreement or other arrangement that would likely result in the security no longer being eligible;
•	the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ-100 Index® at each month-end. In the event that a company does not meet this criterion for two consecutive month-ends, it will be removed from the NASDAQ-100 Index® effective after the close of trading on the third Friday of the following month; and
•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

These eligibility criteria may be revised from time to time by Nasdaq, Inc. without regard to the notes.

Annual Ranking Review

The component securities are evaluated on an annual basis (the “Ranking Review”), except under extraordinary circumstances, which may result in an interim evaluation, as follows. Securities that meet the applicable eligibility criteria are ranked by market value. Eligible securities that are already in the NASDAQ-100 Index® and that are ranked in the top 100 eligible securities (based on market capitalization) are retained in the NASDAQ-100 Index®. A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review or was added to the NASDAQ-100 Index® subsequent to the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those eligible securities not currently in the NASDAQ-100 Index® that have the largest market capitalization. The data used in the ranking includes end of October market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year other than the Ranking Review, a component security is determined by NASDAQ OMX to become ineligible for continued inclusion in the NASDAQ-100 Index®, the security will be replaced with the largest market capitalization security meeting the eligibility criteria listed above and not currently included in the NASDAQ-100 Index®. Issuers that are added as a result of a spin-off are not replaced until after they have been included in a reconstitution.

Index Maintenance

In addition to the Ranking Review, the securities NASDAQ-100 Index® are monitored every day by Nasdaq, Inc. with respect to changes in total shares outstanding arising from corporate events, such as stock dividends, stock splits and certain spin-offs and rights issuances. Nasdaq, Inc. has adopted the following quarterly scheduled weight adjustment procedures with respect to those changes. If the change in total shares outstanding arising from a corporate action is greater than or equal to 10%, that change will be made to the NASDAQ-100 Index® as soon as practical, normally within ten days of such corporate action. Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December.

In either case, the share weights for those component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in those securities. Ordinarily, whenever there is a change in the share weights, a change in a component security, or a change to the price of a component security due to spin-off, rights issuances or special cash dividends, Nasdaq, Inc. adjusts the divisor to ensure that there is no discontinuity in the level of the NASDAQ-100 Index® that might otherwise be caused by any of those changes. All changes will be announced in advance.

Index Rebalancing

Under the methodology employed, on a quarterly basis coinciding with Nasdaq, Inc.’s quarterly scheduled weight adjustment procedures, the component securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the NASDAQ-100 Index® (i.e., as a 100-stock index, the average percentage weight in the NASDAQ-100 Index® is 1%).

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This quarterly examination will result in an index rebalancing if it is determined that: (1) the current weight of the single largest market capitalization component security is greater than 24% or (2) the “collective weight” of those component securities, the individual current weights of which are in excess of 4.5%, when added together, exceed 48%. In addition, Nasdaq, Inc. may conduct a special rebalancing at any time if it is determined to be necessary to maintain the integrity of the NASDAQ-100 Index®.

If either one or both of these weight distribution requirements are met upon quarterly review, or Nasdaq, Inc. determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest component security exceeds 24%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by enough of an amount for the adjusted weight of the single largest component security to be set to 20%. Second, relating to weight distribution requirement (2) above, for those component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by just enough amount for the “collective weight,” so adjusted, to be set to 40%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor, reduced in relation to each stock’s relative ranking among the Small Stocks, such that the smaller the component security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NASDAQ-100 Index®.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor, reduced in relation to each stock’s relative ranking among the Small Stocks, such that, once again, the smaller the component stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

Then, to complete the rebalancing procedure, once the final percent weights of each of the component securities are set, the share weights will be determined anew based upon the last sale prices and aggregate capitalization of the NASDAQ-100 Index® at the close of trading on the last day in February, May, August and November. Changes to the share weights will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the divisor will be made to ensure continuity of the NASDAQ-100 Index®.

Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current share weights. However, Nasdaq, Inc. may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the component securities. In those instances, Nasdaq, Inc. would announce the different basis for rebalancing prior to its implementation.

License Agreement

The notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (NASDAQ, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the NASDAQ-100 Index® to track general stock market performance. The Corporations' only relationship to the Issuer (“Licensee”) is in the licensing of the Nasdaq®, the NASDAQ-100 Index®, and certain trade names of the Corporations and the use of the NASDAQ-100 Index® which is determined, composed and calculated by NASDAQ without regard to Licensee or the notes. NASDAQ has no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the NASDAQ-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF NASDAQ-100 Index® OR ANY DATA INCLUDED THEREIN, THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 Index® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 Index® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The VanEck® Gold Miners ETF (“GDX”)

The VanEck® Gold Miners ETF is an investment portfolio maintained, managed and advised by Van Eck Associates Corporation. The VanEck® Gold Miners ETF is classified as a “non-diversified” fund under the Investment Company Act of 1940. The VanEck® Gold Miners ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MarketVector Global Gold Miners Index. Information about the VanEck® Gold Miners ETF filed with the SEC can be found by reference to its SEC file numbers: 333-123257 and 811-10325 or its CIK Code: 0001137360. Shares of the VanEck® Gold Miners ETF are listed on the MarketVector under ticker symbol "GDX."

Prior to September 19, 2025, the VanEck® Gold Miners ETF sought to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index. After market close on September 19, 2025, the VanEck® Gold Miners ETF’s benchmark index became the NYSE MarketVector Global Gold Miners Index. The MarketVector Global Gold Miners Index differs from the NYSE Arca Gold Miners Index in important ways, including use of different market capitalization criteria for inclusion in the index and different weighting schemes, and the composition of the VanEck® Gold Miners ETF has changed as a result of this transition.

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The MarketVector Global Gold Miners Index

All information in this document regarding the MarketVector Global Gold Miners Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, Solactive AG (“Solactive”). Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. The MarketVector is maintained and published by Solactive. Solactive has no obligation to continue to publish, and may discontinue the publication of the MarketVector Global Gold Miners Index.

The MarketVector Global Gold Miners Index is a float-adjusted modified market capitalization-weighted index that tracks the performance of companies involved primarily in the gold and silver mining industry. The MarketVector Global Gold Miners Index includes common stocks, ADRs and GDRs of selected companies that are involved primarily in mining for gold or silver ore and that are listed for trading and electronically quoted on a major stock market that is accessible by foreign investors. Generally, this will include exchanges in most developed markets and major emerging markets, and will include companies that are cross-listed, e.g., both U.S. and Canadian listings. Solactive will use its discretion to avoid exchanges and markets that are considered “frontier” in nature or have major restrictions to foreign ownership. The MarketVector Global Gold Miners Index includes companies that derive at least 50% (25% for current Index components) of their revenues from gold and/or silver mining/royalties/streaming or have at least 50% (25% for current Index components) of their mineral resources related to gold. The weight of companies with less than 50% exposure to gold-related activities will not exceed 20% of the Index at rebalance.

Only companies that have a market capitalization of greater than $150 million as of the end of the month prior to the month in which a rebalancing date occurs that have an average monthly trading volume of at least 250,000 shares over the past six months and an average daily value traded of at least $1 million are eligible for inclusion in the MarketVector Global Gold Miners Index.

For reasons of practicality, Solactive has the discretion to not include all companies that meet the minimum levels for inclusion. These include, but are not limited to, pending corporate actions, litigation or geo-political events that may affect a given stock. In addition, Solactive has the discretion to include companies that do not meet the minimum levels for inclusion, if it determines that by doing so it maintains the quality and/or character of the index.

The MarketVector Global Gold Miners Index was assigned a base date of April 30, 2006 and a base value of 1,000.00.

Calculation of the MarketVector Global Gold Miners Index

The MarketVector Global Gold Miners Index is calculated using modified float-adjusted market cap weighting strategy. The MarketVector Global Gold Miners Index is weighted based on the float-adjusted market capitalization of each of the component securities, modified to conform to the asset diversification requirements, which are applied in conjunction with the scheduled quarterly adjustments to the MarketVector Global Gold Miners Index and described below as Diversification Rule 1 and Diversification Rule 2.

The MarketVector Global Gold Miners Index is reviewed quarterly so that the MarketVector Global Gold Miners Index components continue to represent the index’s objective of measuring the performance of highly capitalized companies in the gold and silver mining industries. The MarketVector may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, in the event of certain corporate actions or if, in the MarketVector’s discretion, such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the MarketVector Global Gold Miners Index. Changes to the MarketVector Global Gold Miners Index compositions and/or the component share weights in the MarketVector Global Gold Miners Index typically take effect after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance.

At the time of the quarterly rebalance, the weights for the components stocks (taking into account expected component changes and share adjustments), are modified in accordance with the following procedures.

Diversification Rule 1: If any component stock exceeds 20% of the total value of the MarketVector Global Gold Miners Index, then all stocks greater than 20% of the MarketVector Global Gold Miners Index are reduced to represent 20% of the value of the MarketVector Global Gold Miners Index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the index value and the redistribution is repeated. If there is no component stock over 20% of the total value of the MarketVector Global Gold Miners Index to start, then this Diversification Rule 1 is not executed.

Diversification Rule 2: All components with more than 50% exposure to gold-related activities outlined that exceed 4.5% in weight but at least the largest five and at the maximum the largest 9 of these components are grouped together ( “Large-Weights”). All other components are grouped together as well (“Small-Weights”). If the aggregated weighting of all components in Large-Weight exceeds 45%, then a capping factor is calculated to bring the weighting down to 45% - at the same time a second capping factor for the Small-Weights is calculated to increase the aggregated weight to 55%. These two factors are then applied to all components in the Large-Weights or the Small-Weights respectively. This will be adjusted for through the following process:

(1)	The maximum weight for any single “Large-Weight” security is 20% and the minimum weighting is 5%. If a security is above the maximum or below the minimum weight, then the weight will be reduced to the maximum weight or increased to the minimum weight and the excess weight shall be redistributed proportionally across all other remaining index constituents in the Large-Weights.

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(2)	The maximum weight for any single “Small-Weight” security is 4.5%. If a security is above the maximum weight, then the weight will be reduced to the maximum weight and the excess weight shall be redistributed proportionally across all other remaining index constituents in the Small-Weights.

In conjunction with the quarterly review, the share weights used in the calculation of the MarketVector Global Gold Miners Index are determined based upon current shares outstanding modified, if necessary, to provide greater index diversification, as described above. As a general rule, the index components and their share weights are determined and announced prior to taking effect according to the timing set forth in the methodology, however emergency actions may require Solactive to deviate from the normal scheduling. The share weight of each component stock in the index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions. The MarketVector may substitute stocks or change the number of stocks included in the MarketVector Global Gold Miners Index, based on changing conditions in the industry or in the event of certain types of corporate actions. If changes are made, the index divisor may be adjusted to ensure that there are no changes to the index price as a result of non-market forces.

The VanEck® Semiconductor ETF (“SMH”)

The VanEck® Semiconductor ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Semiconductor 25 Index. Information about the VanEck® Semiconductor ETF filed with the SEC can be found by reference to its SEC file numbers: 333-123257 and 811-10325 or its CIK Code: 0001137360. Shares of the VanEck® Semiconductor ETF are listed on the NYSE Arca under ticker symbol "SMH."

The MVIS® US Listed Semiconductor 25 Index

The MVIS® US Listed Semiconductor 25 Index is designed to track the performance of the largest and most liquid U.S.-listed companies that derive at least 50% (25% for current components) of their revenues from semiconductors. This includes companies engaged primarily in the production of semiconductors and semiconductor equipment. The MVIS® US Listed Semiconductor 25 Index was launched on August 12, 2011 with a base index value of 1,000 as of September 29, 2000. The MVIS® US Listed Semiconductor 25 Index is reported by Bloomberg L.P. under the ticker symbol “MVSMH.”

All information contained in this document regarding the MVIS® US Listed Semiconductor 25 Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. This information reflects the policies of, and is subject to change by, MarketVector Indexes GmbH (“MVIS”). The MVIS® US Listed Semiconductor 25 Index was developed by MVIS and is maintained and published by MVIS. The MVIS® US Listed Semiconductor 25 Index is calculated by Solactive AG. MVIS has no obligation to continue to publish, and may discontinue publication of, the MVIS® US Listed Semiconductor 25 Index.

Only companies with a free float (or shares available to foreign investors) of 5% or more for existing index components or 10% or more for new components are eligible for inclusion in the MVIS® US Listed Semiconductor 25 Index. In addition, stocks that are currently not in the MVIS® US Listed Semiconductor 25 Index must meet the following size and liquidity requirements:

•	a full market capitalization exceeding US$150 million;

•	a three-month average-daily-trading volume of at least US$1 million at the current review and also at the previous two reviews; and

•	at least 250,000 shares traded per month over the last six months at the current review and also at the previous two reviews.

For stocks already in the MVIS® US Listed Semiconductor 25 Index the following applies:

•	a full market capitalization exceeding US$75 million;

•	a three-month average-daily-trading volume of at least US$0.2 million in at least two of the latest three quarters (current review and also at the previous two reviews); and

•	a three-month average-daily-trading volume of at least US$0.6 million at current review or at one of the previous two reviews; or at least 200,000 shares traded per month over the last six months at the current review or at one of the previous two reviews.

In case the number of investable stocks drops below the minimum component number for the MVIS® US Listed Semiconductor 25 Index, additional companies are flagged eligible by MVIS’s decision until the number of eligible stocks equals the minimum component count.

Only one share line of each company is eligible. In case more than one share line fulfills the above size and liquidity rules, only the largest share line by free float market capitalization is eligible. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide for a different share line.

In case the free float market capitalization of a non-component share line:

•	exceeds the free float market capitalization of a share line of the same company which is an index component by at least 25%; and

•	fulfills all size and liquidity eligibility criteria for non-components,

the current component share line will be replaced by the larger one. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide to keep the current share line instead.

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The MVIS® US Listed Semiconductor 25 Index Constituent Selection

The MVIS® US Listed Semiconductor 25 Index is reviewed on a semi-annual basis in March and September. The target coverage is 25 companies from the investable universe that are U.S. exchange-listed companies that derive at least 50% (25% for current components) of their revenues from semiconductors. The constituents of the MVIS® US Listed Semiconductor 25 Index are selected using the following procedure:

1)	The largest 50 stocks (by full market capitalization) from the investable universe that are U.S. exchange-listed companies that derive at least 50% (25% for current components) of their revenues from the relevant sector or sectors for that MVIS US Listed 25 Index qualify.

2)	The 50 stocks are ranked in two different ways — by free float market capitalization in descending order (the largest company receives rank “1”) and then by three-month average-daily trading volume in descending order (the most liquid company receives rank “1”). These two ranks are added up.

3)	The 50 stocks are then ranked by the sum of their two ranks in Step 2 in ascending order. If two companies have the same sum of ranks, the larger company is placed on top.

a.	Initially, the highest ranked 25 companies made up the relevant MVIS US Listed 25 Index.

b.	On-going, a 10-40 buffer is applied: the highest ranked 10 companies qualify. The remaining 15 companies are selected from the highest ranked remaining current index components ranked between 11 and 40. If the number of selected companies is still below 25, then the highest ranked remaining stocks are selected until 25 companies have been selected.

In addition to the periodic reviews, The MVIS® US Listed Semiconductor 25 Index is continually reviewed for corporate events (e.g., mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the index components.

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Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 25, 2025, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated March 25, 2025.

In the opinion of Mayer Brown LLP, when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, and the notes have been issued and sold as contemplated herein, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, Mayer Brown LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the issuer, in its opinion expressed above. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank of Montreal and other sources as to certain factual matters, all as stated in the legal opinion of Mayer Brown LLP dated March 25, 2025, which has been filed with the SEC as an exhibit to a report on Form 6-K by the Bank of Montreal on March 25, 2025.

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